Encision Receives Delisting Notification From AMEX

BOULDER, Colo., Sept. 30 /PRNewswire-FirstCall/ -- Encision Inc. ("Encision" or the "Company"), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced that the Company received notice from the American Stock Exchange (the "Amex") indicating that, due to Encision's continued failure to comply with certain of the Amex's continued listing standards, the Amex intends to immediately file a delisting application with the Securities and Exchange Commission to strike Encision's common stock from the Amex.

On July 16, 2007, the Company received notice from the Amex that it was not in compliance with Section 1003(a)(ii) of the Amex Company Guide due to stockholders' equity of less than $4,000,000 and losses from continuing operations and net losses in three out of four of its most recent fiscal years. The Company submitted a plan of compliance on August 15, 2007 advising the Amex of action that the Company would take to regain compliance by January 16, 2009.

The Amex's recent notice indicates that, based on a review of the Company's Form 10-KSB for the year ended March 31, 2008, Form 10-Q for the period ended June 30, 2008 and information provided by the Company, the Amex has determined that the Company has not made progress consistent with its plan of compliance and that there is no basis for the Amex to conclude that the Company could regain compliance by the January 16, 2009 deadline. Accordingly, the Amex has determined that delisting procedures pursuant to Section 1009(e) of the Amex Company Guide are warranted. The Company does not intend to appeal the delisting.

Upon the Company's delisting of common stock from the Amex, the Company believes that its securities are eligible to trade on the Over-the-Counter Bulletin Board. The Company intends to continue to comply with its Securities and Exchange Commission filing obligations.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600,
mmchaffie@encision.com